Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion, by reference in this Registration Statement on Form S-1, of our report dated July 2, 2008, relating to the balance sheets of Windsor Resource Corp. as of December 31, 2007 and 2006, and the related statements of operations and stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ J. CRANE CPA, P.C.

Certified Public Accountants
Cambridge, Massachusetts, United States of America
July 2, 2008